Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Second Quarter and First Six Months of Fiscal 2021

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 5, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and six months ended March 27, 2021.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, ”We continue to be pleased with our results and wish to thank all our associates for their dedication and hard work.”

Second Quarter Results

Net sales totaled $1.18 billion for the quarter ended March 27, 2021, an increase of 3.4% compared with $1.14 billion for the quarter ended March 28, 2020.

Gross profit for the second quarter of fiscal 2021 totaled $310.5 million, or 26.2% of sales. Gross profit for the second quarter of fiscal 2020 was $291.6 million, or 25.5% of sales.

Operating and administrative expenses for the March 2021 quarter totaled $236.9 million compared with $228.4 million for the March 2020 quarter. Most of the increase was due to higher costs incurred to support additional safety measures related to the pandemic.

Interest expense totaled $6.2 million for the three-month period ended March 27, 2021, compared with $10.2 million for the three-month period ended March 28, 2020. Total debt at the end of March 2021 was $647.8 million compared with $842.1 million at the end of March 2020. The Company continues to reduce higher rate debt and has refinanced debt at lower rates over the past twelve months.

Net income totaled $52.2 million for the three-month period ended March 27, 2021, compared with $40.3 million for the three-month period ended March 28, 2020. Basic and diluted earnings per share for Class A Common Stock were $2.65 and $2.58, respectively, for the quarter ended March 27, 2021, compared with $2.04 and $1.99, respectively, for the quarter ended March 28, 2020.

First Half Results

First half fiscal 2021 net sales totaled $2.37 billion, an increase of 6.8% compared with $2.22 billion in the first half of 2020.

Gross profit for the six months ended March 27, 2021, totaled $624.7 million, compared with $549.1 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 26.3% for the March 2021 six-month period, compared with 24.7% for the March 2020 six-month period.

Operating and administrative expenses totaled $475.0 million for the six months ended March 27, 2021, and $450.4 million for the six months ended March 28, 2020. Increased labor and other pandemic-related costs accounted for most of the increase.

Interest expense decreased to $12.6 million for the six-month period ended March 27, 2021, compared with $22.1 million for the six-month period ended March 28, 2020. During fiscal year 2020, the Company refinanced $155 million of 5.75% debt with ten-year fixed rate secured debt at 2.95%. Debt extinguishment costs of $3.7 million were incurred to complete the transaction. Since March 2020, the Company repaid an additional $250 million of the 5.75% debt.

Net income totaled $106.0 million for the six-month period ended March 27, 2021, compared with $58.0 million for the six-month period ended March 28, 2020. Basic and diluted earnings per share for Class A Common Stock were $5.38 and $5.24, respectively, for the six months ended March 27, 2021, compared to $2.94 and $2.86, respectively, for the six months ended March 28, 2020.

Capital expenditures for the March 2021 six-month period totaled $69.4 million compared with $56.8 million for the March 2020 six-month period. Capital expenditures are focused on stores that opened this fiscal year as well as stores scheduled to open later.

The Company currently has $81.5 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2020 Form 10-K and 2021 Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2021	2020	2021	2020

Net sales	$1,184,555	$1,145,482	$2,374,998	$2,223,837
Gross profit	310,500	291,588	624,689	549,077
Operating and administrative expenses	236,850	228,395	475,049	450,374
Gain from sale or disposal of assets	663	108	1,115	3,073
Income from operations	74,313	63,301	150,755	101,776
Other income, net	646	207	1,337	405
Interest expense	6,195	10,184	12,596	22,133
Loss on early extinguishment of debt	----	----	----	3,719
Income tax expense (benefit)	16,575	13,032	33,483	18,349
Net income	$52,189	$40,292	$106,013	$57,980

Basic earnings per common share – Class A	$2.65	$2.04	$5.38	$2.94
Diluted earnings per common share – Class A	$2.58	$1.99	$5.24	$2.86
Basic earnings per common share – Class B	$2.41	$1.86	$4.89	$2.68
Diluted earnings per common share – Class B	$2.41	$1.86	$4.89	$2.68

Additional selected information:
Depreciation and amortization expense	$30,327	$28,993	$60,206	$57,357
Rent expense	$2,981	$2,309	$5,678	$4,967

Condensed Consolidated Balance Sheets (Unaudited)

	March 27,		Sept. 26,
	2021		2020
ASSETS
Cash and cash equivalents	$8,857		$6,904
Receivables-net	88,801		81,358
Inventories	386,588		366,824
Other current assets	12,749		15,100
Property and equipment-net	1,359,255		1,354,490
Other assets	76,325		74,623
TOTAL ASSETS	$1,932,575		$1,899,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$19,365		$19,306
Accounts payable, accrued expenses and
current portion of other long-term liabilities	274,660		304,507
Deferred income taxes	76,517		73,334
Long-term debt	628,435		586,198
Other long-term liabilities	87,562		96,623
Total Liabilities	1,086,539		1,079,968
Stockholders' equity	846,036		819,331
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,932,575		$1,899,299

Contacts

Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)